TRI-LINK TECHNOLOGIES INC.

AND

TELTRONICS, INC.

AGREEMENT OF PURCHASE AND SALE
OF
VORTEX TECHNOLOGY

OCTOBER 31, 2002

i

6.03.	Procedure	12
6.04.	Limitation on Liability	12
6.05.	Sole Remedies	12
ARTICLE VII CONFIDENTIAL INFORMATION; PUBLICITY		13
7.01.	Confidential Information.	13
7.02.	Confidentiality of Agreement; Publicity.	14
ARTICLE VIII CONCILIATION AND ARBITRATION OF DISPUTES		14
8.01.	Conciliation	14
8.02.	Arbitration	14
8.03.	Provisional Remedies	15
ARTICLE IX TERM AND TERMINATION		15
9.01.	Term	15
9.02.	Termination	15
9.03.	Effect of Termination	16
ARTICLE X MISCELLANEOUS		16
10.01.	Amendments and Waivers	16
10.02.	Nonassignability	16
10.03.	No Third Party Beneficiaries	16
10.04.	Rules of Construction	16
10.05.	Choice of Law	16
10.06.	Severability of Provisions	16
10.07.	Counterparts; Delivery	17
10.08.	Entire Agreement	17
10.09.	Last Day for Performance Other Than a Business Day	17
10.10.	Notices	17
10.11.	Waiver of Jury Trial	18
10.12.	Expenses	18
10.13.	Further Assurances	18
10.14.	Force Majeure	18
10.15.	Brokers and Finders	18
10.16.	Relationship of Parties	18

ii

AGREEMENT OF PURCHASE AND SALE OF VORTEX TECHNOLOGY

          This AGREEMENT OF PURCHASE AND SALE (the "Agreement"), made as of the 31st day of October 2002, is by and between

          TRI-LINK TECHNOLOGIES INC., a corporation incorporated under the Canada Business Corporations Act with its principal office located in Burnaby, British Columbia, Canada (Tri-Link"); and

           TELTRONICS, INC., a corporation incorporated under the laws of the State of Delaware with its principal office located in Sarasota, Florida ("Teltronics").

           Capitalized terms used herein without definition shall have the meanings ascribed to them in Exhibit A attached hereto. All currency amounts specified herein are designated in United States Dollars.

R E C I T A L S

           WHEREAS, Tri-Link has developed and is the sole and exclusive owner of, inter alia, certain proprietary technology that enables telephony to be implemented over a standard Ethernet local area network (the "Existing Vortex Technology"). The specifications for the Existing Vortex Technology are set forth on Exhibit B attached hereto; and

          WHEREAS, Tri-Link is currently making further developments to the Existing Vortex Technology with a view to making it commercially viable and meeting the specifications set forth on Exhibit C attached hereto; and

           WHEREAS, Teltronics desires to purchase from Tri-Link, on the terms and conditions herein specified, all of Tri-Link's right, title and interest in, under and to (a) the Existing Vortex Technology, (b) the Developed Vortex Technology (as defined herein) (to the extent that it is not already owned by Teltronics), and (c) all tangible and intangible assets associated with the Existing Vortex Technology and the Developed Vortex Technology (the "Vortex Technology Assets"). The Vortex Technology Assets are set forth on Exhibit D attached hereto. The Existing Vortex Technology, the Developed Technology Assets and the Vortex Technology Assets are collectively referred to herein as the "Purchased Assets;" and

           WHEREAS, Tri-Link desires to sell the Purchased Assets to Teltronics on the terms and conditions herein specified.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Teltronics and Tri-Link hereby agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF TRI-LINK

          Tri-Link represents and warrants to Teltronics as follows:

           1.01.     Organization.  Tri-Link is a corporation duly organized, validly existing and in good standing under the laws of Canada and has all requisite power and authority to conduct its business as it is currently being conducted and to own and use its properties.

           1.02.     Authority.  Tri-Link has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Operative Documents to which it is a party and to perform its obligations hereunder and thereunder. Such execution, delivery, performance and consummation have been duly authorized by all necessary corporate action on the part of Tri-Link. This Agreement has been duly executed and delivered by Tri-Link by its duly authorized officers, and constitutes a valid and legally binding obligation of Tri-Link, enforceable against it in accordance with its terms, except as the same may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or (ii) equitable principles of general application.

          1.03.      No Violation. Tri-Link is not, and its execution of this Agreement will not cause it to be, in violation of any term of any of its organizational documents or any agreement or instrument to which it is a party, any Law, or any applicable Order, which violation could reasonably be expected to have a Material Adverse Effect on its ability to enter into, execute, deliver or perform its obligations under this Agreement or any of the Operative Documents.

           1.04.     No Conflict.  The execution and delivery of this Agreement and the other Operative Documents and the consummation of the transactions contemplated herein and therein do not and will not violate or constitute a breach or default under Tri-Link's organizational documents or under the terms and conditions of any documents, agreements or other writings to which it is a party or by which any of its properties or assets might be bound, which violation, breach or default could reasonably be expected to have a Material Adverse Effect on Tri-Link.

           1.05.     Capital Structure of Tri-Link.  The shareholders of Tri-Link and the number(s) and class(es) of shares held of record by each of them and the holders of options and share purchase warrants of Tri-Link and the number(s) and class(es) of shares of Tri-Link which each of them is entitled to purchase are set forth in Exhibit E attached hereto.

           1.06.     Ownership of the Existing Vortex Technology.   Tri-Link owns all right, title and interest in, under and to the Existing Vortex Technology, free of any liens or other encumbrances, except as specified in this Section 1.06 and except for such security interests therein as have been granted to those of its creditors specified in Exhibit F attached hereto (the "Tri-Link Secured Creditors"), as well as all other Intellectual Property that is or has been used or exploited in the Existing Vortex Technology, or that may be necessary for such further development of the Existing Vortex Technology in order to render it commercially viable as the Developed Vortex Technology. All of Tri-Link's rights in, under and to the Existing Vortex

Technology are and all of the Intellectual Property licensed, used or exploited by Tri-Link in connection with the Existing Vortex Technology is valid and subsisting and in full force and effect, and no such rights have been and no such Intellectual Property has been cancelled, expired or abandoned. Michael Tsiroulnikov (d/b/a MIKET DSP Solutions) is the owner of the Source Code and algorithms for the signal processing component of the Existing Vortex Technology (except the Acoustic Echo Canceller comprised therein), and all such Object Code as may be derived therefrom, and has granted to Tri-Link an irrevocable, perpetual, worldwide, royalty-free license (the "MIKET License") to embed and use in its existing and future products such Source Code and algorithms and all such Object Code as may be derived therefrom (a true copy of such Source Code and Object Code has been delivered to and received by Teltronics), which license is transferable with the consent of Michael Tsiroulnikov, which may not be unreasonably withheld. Philip Houghton and Darwin Rambo are the owners of the operating system comprised in and used by the Existing Vortex Software and have granted to Tri-Link an irrevocable, perpetual, worldwide, royalty-free license (the "Operating System License") to embed and use in its existing and future products such operating system (a true copy of such operating system has been delivered to and received by Teltronics), which license is transferable without consent. The Existing Vortex Technology does not infringe, misappropriate, dilute or violate the Intellectual Property rights of any third party and, to the best of Tri-Link's knowledge, no third party is infringing, misappropriating, diluting or violating the Existing Vortex Technology. Upon the purchase of the Purchased Assets by Teltronics pursuant to Section 4.01 hereof, Teltronics will acquire the sole and exclusive ownership of all Intellectual Property comprised of the Vortex Technology including all rights to perfect such ownership through the application for patent protection, free of claims or opposition from any person who now owns or may acquire any of the other assets or properties of Tri-Link.

           1.07.     Financial Statements.  The balance sheet of Tri-Link as at December 31, 2001, and the related statement of cash flow for the fiscal year then ended, certified by KPMG LLP, a copy of which is attached hereto as Exhibit G (the "Tri-Link Financial Statements"), fairly present the financial condition of Tri-Link as at such date and the results of operations of Tri-Link for the year then ended, all in accordance with Canadian GAAP, consistently applied, and, since December 31, 2001, there has been no material adverse change in any such condition or operations.

           1.08.     Regulatory Authorities.  Tri-Link possesses all licenses and permits and other authorizations by Regulatory Authorities necessary to the conduct of its business and to provide to Teltronics the benefits afforded by this Agreement and the other Operative Documents, except those the lack of which would not have a Material Adverse Effect on its business or its ability to provide such benefits. Tri-Link has not received notice from any Regulatory Authority indicating that such Regulatory Authority would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement and the other Operative Documents.

           1.09.     No Filings or Consents Required.   No action of, or filing or registration with or notification of, or Consent of, any Regulatory Authority or any other third party, except the consents of the Tri-Link Secured Creditors and of Michael Tsiroulnikov (d/b/a MIKET DSP Solutions) to Tri-Link executing, delivering and performing this Agreement, each of which has been obtained by Tri-Link, is required by Tri-Link to authorize, or is otherwise required in connection with, the execution, delivery and performance by Tri-Link of this Agreement or any of the other Operative Documents.

           1.10.     Litigation.  There is no litigation relating to Tri-Link's business or any of its properties or assets, its funding capabilities or any of its joint venture relationships that is pending, or threatened, in or before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances, against Tri-Link which would reasonably be required to be disclosed to Tri-Link's auditors under Canadian GAAP in connection with an audit of the financial statements of Tri-Link, except for a potential claim related to a breach of Tri-Link's Shareholder Agreement, as specified in Note 11 to the Tri-Link Financial Statements (attached hereto as Exhibit G) and potential actions that may be taken by unpaid trade suppliers.

OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT OR IN THE OTHER OPERATIVE DOCUMENTS, TRI-LINK MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF TELTRONICS

          Teltronics represents and warrants to Tri-Link as follows:

           2.01.     Organization.   Teltronics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to conduct its business as it is currently being conducted and to own and use its properties.

           2.02.     No Violation.  Teltronics is not, and execution of this Agreement will not cause it to be, in violation of any term of any of its organizational documents or any agreement or instrument to which it is a party, any Law, or any applicable Order, which violation could reasonably be expected to have a Material Adverse Effect on its ability to enter into, execute, deliver or perform its obligations under this Agreement.

           2.03.     No Conflict.  The execution and delivery of this Agreement and the other Operative Documents and the consummation of the transactions contemplated herein and therein do not violate or constitute a breach or default under the organizational documents of Teltronics or under the terms and conditions of any documents, agreements or other writings to which Teltronics is a party or by which any of its properties or assets might be bound, which violation, breach or default could reasonably be expected to have a Material Adverse Effect on Teltronics.

           2.04.     Financial Statements.  The consolidated balance sheet of Teltronics and its consolidated Subsidiaries as at December 31, 2001, and the related consolidated statement of cash flows and consolidated statement of changes in financial position of Teltronics and its consolidated Subsidiaries for the fiscal year then ended, certified by Ernst & Young, LLP, independent public accountants, a copy of which is attached hereto as Exhibit H, fairly present the financial condition of Teltronics and its consolidated Subsidiaries as at such date and the consolidated results of operations of Teltronics and its consolidated Subsidiaries for the year then ended, all in accordance with U.S. GAAP, consistently applied, and, since December 31, 2001, there has been no material adverse change in any such condition or operations.

           2.05.     Regulatory Authorities.  Teltronics possesses all licenses and permits and other authorizations by Regulatory Authorities necessary to the conduct of its business and to provide the services anticipated to be provided by it under the Operative Documents except those licenses, permits and authorizations the lack of which would not have a Material Adverse Effect on its business or its ability to provide such services. Teltronics has not received notice from any Regulatory Authority indicating that such Regulatory Authority would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement and the other Operative Documents.

           2.06.     No Filings or Consents Required.  No action of, or filing or registration with or notification of, or Consent of, any Regulatory Authority or any other third party is required by Teltronics to authorize, or is otherwise required by Teltronics in connection with, the execution, delivery and performance by Teltronics of this Agreement or any of the other Operative Documents.

           2.07.     Litigation.  There is no litigation relating to Teltronics' business or any of its properties or assets, its funding capabilities or any of its joint venture relationships that is pending, or threatened, in or before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances, against Teltronics which would reasonably be required to be disclosed to Teltronics' auditors under U.S. GAAP in connection with an audit of the consolidated financial statements of Teltronics.

OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT OR IN THE OTHER OPERATIVE DOCUMENTS, TELTRONICS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS.

ARTICLE III

CERTAIN TRI-LINK RESPONSIBILITIES AND COMMITMENTS

           3.01.     Shareholder Approval.  Notwithstanding that such approvals are not otherwise required to be obtained in order for Tri-Link to be permitted to consummate the transactions contemplated by this Agreement, Tri-Link shall cause separate meetings of the holders of each class of its outstanding shares to be held not later than January 1, 2003, at which meetings the holders of each class of Tri-Link's outstanding shares shall be asked to consider and, if thought fit, approve, as a class, by a special resolution requiring at least 2/3 of the votes cast in respect thereof to be cast in favour thereof, the consummation by Tri-Link of the transactions contemplated by this Agreement.

           3.02.     Board Representation.  Tri-Link shall, forthwith after execution of this Agreement, cause the board of directors of Tri-Link to create a vacancy and fill it with a representative designated by Teltronics. Teltronics shall be entitled to a single seat on the board of directors of Tri-Link until the Closing Time.

           3.03.     MIKET License Extension.  Tri-Link shall, at or before the Closing, procure an amendment of the MIKET License which extends the license of the software and algorithms covered thereby to include all of the signal processing software and algorithms owned by Michael Tsiroulnikov (d/b/a MIKET DSP Solutions) that are to be included in or covered by the Developed Vortex Technology.

ARTICLE IV

PURCHASE OF THE PURCHASED ASSETS

           4.01.     Purchase of the Purchased Assets.  Teltronics shall purchase from Tri-Link and Tri-Link shall sell, assign transfer and convey to Teltronics, at the Closing Time, all right, title and interest in, under and to the Purchased Assets, upon the terms set forth in this Article IV and subject to such other conditions as are set forth herein. Until the Closing Time, Tri-Link shall retain exclusive ownership of all right, title and interest, including all Intellectual Property Rights, in and to the Vortex Technology and the Vortex Technology Assets and Teltronics shall not, prior to the Closing Time, acquire any Rights in or to the Vortex Technology and/or the Vortex Technology Assets.

           4.02.     Purchase Price and Payment.  The purchase price for the Purchased Assets (the "Purchase Price") shall be Two Million Five Hundred Thousand Dollars ($2,500,000), which shall be paid:

            (a)      $250,000 in immediately available funds at the Closing; and

            (b)      $2,250,000 in twelve equal quarterly principal installments of $187,500, plus accrued interest, with first payment being due on the first Business Day of the third month following the month in which the Closing occurs and with subsequent installments of principal and interest being payable on the first Business Day of each third month thereafter, until the entirety of the Purchase Price has been paid.

  The unpaid portion of the Purchase Price from time to time remaining unpaid shall bear interest at the rate of Six and One Half Percent (6.5%) per annum. Such interest as has accrued thereon up to the end of the month preceding the month in which each installment of the Purchase Price is required to be paid pursuant to Section 4.02(b) shall be paid at the time that such installment of the Purchase Price is required to be paid. The obligations of Teltronics to so pay the said balance of the Purchase Price and interest so accrued thereon shall be evidenced by a promissory note in the form set out in Exhibit I attached hereto (as the same may be re-issued from time to time as provided herein, the "Teltronics Note"), which Teltronics shall execute and deliver to Tri-Link at the Closing.

           4.03.     Security.  As security for payment of the balance of the Purchase Price from time to time remaining unpaid and such interest as shall from time to time have accrued thereon and remain unpaid, Teltronics shall at the Closing grant to Tri-Link a priority security interest in the Vortex Technology (as it may be constituted from time to time) and the Vortex Technology Assets and a junior security interest in all of the other property and assets of Teltronics, subordinate in all respects to all present and future bank and other institutional indebtedness of Teltronics, including all obligations of Teltronics to Harris Corporation and Finova Mezzanine Capital, Inc. (as they may be constituted from time to time), each substantially in accordance with (a) the Teltronics Security Agreement (in the form of Exhibit J attached hereto) and sufficient to perfect a security interest in such collateral in each of the states of the United States and each of the provinces of Canada in which such collateral might be located and (b) such other agreements as may be required to effect the specified priorities among the security interests then existing in such collateral in each case reasonably acceptable to the parties hereto.

           4.04.     Technology Escrow.  At the Closing, Teltronics and Tri-Link shall deliver joint escrow instructions to Foley & Lardner (the "Escrowholder") in the form of Exhibit K attached hereto (the "Joint Escrow Instructions"), pursuant to which Teltronics shall, inter alia, until all of its obligations under the Teltronics Note have been satisfied, deliver to the Escrowholder, on the first Business Day of each calendar quarter, a true copy of the Source Code for the Vortex Software, as then constituted, a true copy of the Vortex Documentation, as then constituted, as has not theretofore been delivered to the Escrowholder, and true copies (on or in whatever media the originals thereof are embodied) of the Vortex Technical Information, as then constituted, as has not theretofore been delivered to the Escrowholder, and pursuant to which the Escrowholder shall, in the event of an uncured default by Teltronics hereunder, deliver to Tri-Link all of the materials so delivered, and, otherwise, upon all of the obligations of Teltronics under the Teltronics Note having been satisfied, return to Teltronics all of the materials so delivered, in each case unless prevented from doing so by an Order of a court of competent jurisdiction, pursuant to an interpleader action initiated by the Escrowholder or otherwise.

           4.05.     Conversion Option.  Tri-Link shall be entitled, at its sole option, to convert, at any time and from time to time, in accordance with and subject to the Conversion Provisions specified in Exhibit L attached hereto, increments of not less than $250,000 of the balance of the Purchase Price then remaining unpaid into shares of Teltronics' voting common stock, at the rate of $1.00 per share (as the same may be adjusted from time to time as herein provided, the "Conversion Price"), so long as the total of all amounts theretofore so converted and then to be so converted does not exceed Seven Hundred and Fifty Thousand Dollars ($750,000). Upon any such conversion being effected, each installment amount thereafter payable in respect of the Purchase Price shall be reduced, to be equal to: (a) such installment amount as would otherwise have been payable in respect thereof, less (b) the amount in respect of which such conversion was effected divided by the number of installment payments remaining to be made at the time such conversion was effected. Teltronics covenants that all of the securities that are issued to Tri-Link upon conversion being effected hereunder will be duly and validly issued and will be fully paid and non-assessable.

           4.06.     Royalty Commitment.  For the period commencing on the closing and ending on the fifth anniversary thereof, Teltronics shall pay to Tri-Link royalties as follows:

                      (a)     Four percent (4%) of "Net Revenue" derived from following components of the Vortex Technology: Vortex S.E. Controller Software, Vortex S.E. QSAP, SLIC and POTS, PC-Phone and Analog PSTN Gateway, all as defined in Exhibit C attached hereto;

                      (b)     Two percent (2%) of "Net Revenue" derived from the following components of the Vortex Technology: Digital PSTN Gateway, H.323 WAN Gateway and BRI Gateway, all as defined in Exhibit C attached hereto.

                      For purposes of this Agreement "Net Revenue" means monies actually received by Teltronics in connection with the sale, licensing, distribution or other exploitation of the Vortex Technology (as delineated in Sections 4.07 (a) and (b) above), but shall exclude sales and use taxes, returns, refunds, rebates, and separately stated shipping and handling costs or separately stated maintenance, support, and engineering fees. The term "Net Revenue" shall not include any monies received by Teltronics in connection with the sale, licensing, distribution or other exploitation of its own products and services (including those products and services that interface, integrate or are compliant with the Vortex Technology), whether in existence as of the date hereof or developed in the future, provided that such products or services do not incorporate, use or comprise (otherwise than by way of interfacing, integrating or being compliant with) the Vortex Technology (or any portion or portions thereof). Teltronics presently has no intention of offering the Vortex Technology as part of an integrated system with any of its products or services, however, in the event that Teltronics proposes to offer the Vortex Technology as part of an integrated system, it will do so pursuant to a published price list with a separate line item designation for the Vortex Technology component of the system. In the event Tri-Link disagrees with the pricing allocations reflected in such price list, the dispute resolution provisions of Article VIII shall apply. Teltronics shall maintain adequate records to verify all reports and payments to be made to Tri-Link pursuant to this Section 4.06 for a period of two (2) years following the date of its termination. Tri-Link shall have the right to select an independent certified public accountant mutually agreeable to the parties to inspect no more frequently than annually the records of Teltronics on reasonable notice and during regular business hours to verify the reports and payments required hereunder. If such inspection should disclose any underreporting, Teltronics shall pay Tri-Link such amount within thirty (30) days of the conclusion of such inspection. The entire cost of such inspection shall be borne by Tri-Link; provided however, that if Teltronics is determined by such inspection to have underpaid royalties by five percent (5%) or more, then the cost of such audit shall be borne by Teltronics. Each royalty payment shall be accompanied by a statement setting forth in sufficient detail the basis upon which royalties were calculated.

           4.07.     Tri-Link Employees.  Teltronics shall assume and be liable for the accrued vacation pay and other statutory obligations owed by Tri-Link to its employees from August 1, 2002 through the Closing Time. In the event Teltronics fails to purchase the Purchased Assets in accordance with Section 4.01 hereof, Teltronics shall not, prior to May 1, 2004, solicit or seek to employ any person who was an employee of Tri-Link at any time during the term of this Agreement.

ARTICLE V
CONDITIONS TO PERFORMANCE

           5.01.     Conditions to Obligations of Each Party.  The obligations of each party to be performed under this Agreement and consummate the transactions contemplated hereby are subject to the condition, unless waived pursuant to Section 10.01 of this Agreement, that no court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated by this Agreement or any of the other Operative Documents.

           5.02.     Conditions to Obligations of Teltronics.  The obligations of Teltronics to be performed under this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Teltronics pursuant to Section 10.01 of this Agreement:

             (a)     Representations and Warranties of Tri-Link.  Each and every warranty and representation of Tri-Link contained in this Agreement shall be true and correct as of the date hereof and an executive officer of Tri-Link shall have delivered a certificate to Teltronics to such effect upon the execution of this Agreement, in a form reasonably acceptable to Teltronics (the "Initial Tri-Link Certificate"), and each and every warranty and representation of Tri-Link contained in this Agreement shall be true and correct as of the Closing Time;

             (b)     Consents and Approvals. There shall be appended to and incorporated by reference in the Initial Tri-Link Certificate the consents of the Tri-Link Secured Creditors to the execution, delivery and performance of this Agreement by Tri-Link and the consent of Michael Tsiroulnikov to the assignment and transfer of the MIKET Licence to Teltronics at the Closing Time. Tri-link shall, by January 1, 2003, have obtained the approval of the holders of each class of its outstanding shares, by special resolution, to consummate the transactions contemplated by this Agreement;

             (c)     Closing Documentation.  Tri-Link shall have tendered to Teltronics at the Closing:

(i)

a certificate of an executive officer of Tri-Link certifying that each and every warranty and representation of Tri-Link contained in this Agreement is true and correct as of the Closing Time, in a form reasonably acceptable to Teltronics, having appended thereto and incorporated by reference therein certified true copies of the special resolutions of the holders of each class of shares of Tri-Link approving the consummation by Tri-Link of the transactions contemplated by this Agreement, together with a certification that each such resolution was duly passed as a special resolution at a duly called and constituted meeting of the holders of the applicable class of shares and has not prior to the Closing Time been amended or varied in any way or rescinded and is full force and effect as of the Closing Time;
(ii)	the Joint Escrow Instructions, duly executed by Tri-Link;
(iii)	the consent of Michael Tsiroulnikov (d/b/a MIKET DSP Solutions) to the amendment of the MIKET License pursuant to Section 3.03 hereof and its assignment to Teltronics hereunder;
(iv)	the assignment of the MIKET License as amended pursuant to Section 3.03 hereof and the Operating System License;
(v)	true copies, on the same media as that on which the originals are recorded, of all documents and other items that comprise the Developed Vortex Technical Information; and

             (d)     Other Documents.  All other instruments and documents required by this Agreement and the other Operative Documents to be provided by Tri-Link, and such other instruments and documents as Teltronics and/or its counsel may reasonably request Tri-Link to provide, consistent with the provisions hereof and thereof, shall have been provided by Tri-Link.

           5.03.     Conditions to Obligations of Tri-Link.  The obligations of Tri-Link to be performed under this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Tri-Link pursuant to Section 10.01 of this Agreement:

             (a)     Representations and Warranties of Teltronics.  Each and every warranty and representation of Teltronics contained in this Agreement shall be true and correct as of the date hereof and an executive officer of Teltronics shall have delivered a certificate to Tri-Link to such effect upon the execution of this Agreement, in a form reasonably acceptable to Tri-Link, and each and every warranty and representation of Teltronics contained in this Agreement shall be true and correct as of the Closing Time; and

             (b)     Closing Documentation.  Teltronics shall have tendered to Tri-Link at the Closing:

(i)

a certificate of an executive officer of Teltronics certifying that each and every warranty and representation of Teltronics contained in this Agreement is true and correct as of the Closing Time, in a form reasonably acceptable to Tri-Link;

(ii)	a bank draft or cashier's check payable to Tri-Link in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00);
(iii)	the Teltronics Note;

(iv)	the Teltronics Security Agreement; and
(v)	the Joint Escrow Instructions duly executed by Teltronics.

             (c)     Other Documents.  All other instruments and documents required by this Agreement and the other Operative Documents to be provided by Teltronics, and such other instruments and documents as Tri-Link and/or its counsel may reasonably request Teltronics to provide, consistent with the provisions hereof and thereof, shall have been provided by Teltronics.

ARTICLE VI
INDEMNIFICATION AND LIMITATIONS ON LIABILITY

           6.01.     Indemnity for Pre-Agreement Actions.  From and after the date hereof, Tri-Link shall indemnify, defend and hold harmless Teltronics, and its shareholders, officers, directors, agents, representatives, and employees (Tri-Link is referred to in this Section 6.01 as the "Indemnifying Party," and the party to whom such indemnification obligation is owed is referred to in this Section 6.01 as the "Indemnified Party"), from and against, any and all actions, claims, losses, costs, liabilities, and expenses (including reasonable attorneys' fees) resulting from or arising out of any act or omission (occurring entirely before the date hereof) of Tri-Link or any officer, employee, representative or agent of Tri-Link (collectively "Pre-closing Claims") and will promptly reimburse any Indemnified Party for all Pre-closing Claims as incurred in connection with the investigation of, preparation for or defense of any pending or threatened action or proceeding (collectively, "Proceeding"), whether or not such Indemnified Party is a formal party to any such Proceeding. An Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding), provided, however, that the Indemnified Party may execute such settlement, compromise or consent to the entry of judgment in any pending or threatened Proceeding if same includes an unconditional release of the Indemnifying Party hereunder from all liability arising out of such Proceeding.

           6.02.     Indemnity under this Agreement.  From and after the date hereof, Tri-Link shall indemnify, defend and hold harmless Teltronics and its shareholders, officers, directors, agents, representatives, and employees, and Teltronics shall indemnify, defend and hold harmless Tri-Link and its shareholders, officers, directors, agents, representatives, and employees (Tri-Link or Teltronics, as applicable, shall be referred to in this Section 6.02 as the case may be as the "Indemnifying Party" and the party to whom such indemnification obligation is owed is referred to in this Section 6.02 as the "Indemnified Party"), from and against any and all actions, claims, losses, costs, liabilities, and expenses (including reasonable attorneys' fees) resulting from or arising out of any breach by the Indemnifying Party of any representation, warranty, or covenant by such Indemnifying Party in this Agreement (collectively, for purposes of this Section 6.02 only, "Claims") and will promptly reimburse any Indemnified Party for all Claims as incurred in connection with the investigation of, preparation for, or defense of any pending or threatened action or proceeding (collectively, "Proceeding"), whether or not such Indemnified Party is a formal party to any such Proceeding.

Notwithstanding the foregoing, the Indemnifying Party shall not be liable (a) for any amount paid by or on behalf of an Indemnified Party in settlement of any Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), or (b) in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the bad faith, negligence, or willful misconduct of an Indemnified Party. An Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding), provided, however, that the Indemnified Party may execute such settlement, compromise or consent to the entry of judgment in any pending or threatened Proceeding if the same includes an unconditional release of the Indemnifying Party hereunder from all liability arising out of such Proceeding.

           6.03.     Procedure.  Promptly after a party to whom an indemnification obligation is owed hereunder (an "Indemnified Party") receives notice of the commencement of any Proceeding in respect of which indemnification may be sought hereunder, the Indemnified Party will notify the party that is obligated to indemnify hereunder (an "Indemnifying Party"); but the omission to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. If any such Proceeding shall be brought against the Indemnified Party, the Indemnifying Party shall, upon written notice given reasonably promptly following the Indemnified Party's notice to the Indemnifying Party of any such Proceeding, be entitled to assume the defense thereof at its own expense with counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided; however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.

           6.04.     Limitation on Liability.  IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO THE OTHER UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER ANY PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING DOES NOT PRECLUDE ANY PARTY FROM BEING INDEMNIFIED AGAINST THIRD-PARTY CLAIMS UNDER ANY OF THE FOREGOING THEORIES OR FOR ANY OF THE FOREGOING DAMAGES.

           6.05.     Sole Remedies.  Teltronics and Tri-Link, on behalf of themselves and their respective Affiliates, agree that from and after the date hereof their sole remedies for any breach of any representation, covenant or warranty contained in this Agreement shall be limited to the right of indemnification as and to the extent set forth in this Article VI and waive any and all other remedies available at law or in equity, provided, however, that this limitation shall not apply in respect of any action brought for fraud.

ARTICLE VII
CONFIDENTIAL INFORMATION; PUBLICITY

           7.01.     Confidential Information.

             (a)     The parties agree that any and all technical, financial, operations or business information including, but not limited to, technical know how, customer data, marketing plans, customer lists, customer information, customer account numbers, the status of any account, pricing information, computer access codes, instruction and/or procedural manuals, operating policies and manuals, or financial data of either party ("Information") furnished or disclosed by either party to the other or obtained by either party as a result of its activities under or in connection with this Agreement shall be deemed the property of the disclosing party and, when in tangible form, shall be returned by the receiving party to the disclosing party upon request, along with any copies as may be authorized herein.

             (b)     "Information" shall not include: (1) information previously known to the receiving party free of any obligation to keep it confidential, as evidenced by written records; (2) information that has been or subsequently is made public, through no wrongful act of the receiving party or any third party; or (3) information that is received from a third party without restriction and without breach of this Agreement, other than information provided to such party in connection with its performance of this Agreement or any of the other Operative Documents.

             (c)     Each party agrees that it shall hold Information in confidence and shall not make disclosure of Information to anyone except such of its employees or third party contractors or agents to whom such disclosure is necessary for the purpose of and as permitted in performance of this Agreement, except in the following circumstances: (i) to the extent necessary to comply with a specific applicable law or the valid final order of a court of competent jurisdiction in which the party making the disclosure or communication shall notify the other party in writing and shall seek confidential and proprietary treatment of the information; (ii) as part of normal reporting or review procedures of such party's Board of Directors, parent company, auditors and attorneys; provided, however, that such persons or entities agree to be bound by the provisions of this paragraph; (iii) to enforce its rights legally under this Agreement in a court of competent jurisdiction; or (iv) such information as is part of the public domain through disclosure other than by or through such party. Each party shall appropriately notify each employee, contractor, or agent to whom Information is disclosed that any such disclosures are made in confidence and shall be kept in confidence by such employee, contractor, or agent, and shall require any third party contractor or agent to sign a written agreement to maintain the confidentiality of the Information.

             (d)     If the transactions contemplated by this Agreement are not consummated, the parties shall maintain the confidentiality of Information, and such Information shall not be used to the detriment of the disclosing party or otherwise in any manner, and all such Information (including copies and extracts thereof) shall be returned to the disclosing party immediately upon its written request.

             (e)     The obligations of the parties hereunder shall survive and be enforceable by temporary and permanent injunctive relief against the breaching party and its employees, officers, directors, agents, representatives, and contractors notwithstanding any termination of this Agreement.

           7.02.     Confidentiality of Agreement; Publicity.

             (a)     Except as required by law, each of the parties shall keep confidential and not disclose, and shall cause their officers, employees, and agents to keep confidential and not disclose, any of the terms and conditions of this Agreement or any of the other Operative Documents to any third party without the prior written consent of the other party.

             (b)     The obligations of the parties hereunder shall survive and be enforceable by temporary and permanent injunctive relief against the breaching party and its employees, officers, directors, agents, representatives, and contractors notwithstanding any termination of this Agreement.

             (c)     Each party will consult with the other party prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and will not issue any such release or make any such statement over the reasonable objection of the other party, except as required by law or the rules and regulations of any relevant securities exchange or quotation system.

ARTICLE VIII
CONCILIATION AND ARBITRATION OF DISPUTES

           8.01.     Conciliation.  In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or any of the other Operative Documents, other than a matter for which a dispute resolution mechanism is specifically provided in this Agreement (including but not limited to a party's right to seek specific performance, judicial remedies or injunctive relief as provided in Sections 7.01 or 7.02 hereof) the parties shall use commercially reasonable efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If settlement is not otherwise possible within a reasonable time (not to exceed 20 days), the Chief Executive Officers, Chief Financial Officers, or other comparable senior executive officers of Teltronics and Tri-Link shall become involved in such efforts.

           8.02.     Arbitration.  If the parties do not reach a solution within a period of thirty (30) days after a matter is referred for conciliation, as provided above, the dispute shall be submitted to final and binding arbitration as the sole and exclusive remedy for such dispute. Unless prohibited by applicable law, any claim shall be made by filing a written demand for arbitration within one (1) year following the conduct, act or other event or occurrence first giving rise to the claim; otherwise, the right to any remedy shall be deemed forever waived and lost. The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed exclusively by, and arbitration shall take place according to the commercial arbitration rules of the American Arbitration Association in effect as of the date hereof. The arbitration shall be held at a mutually acceptable time and place in Toronto, Ontario, Canada. Each party will select one arbitrator and the two so chosen will select a third, and failing selection of an arbitrator by either party or by the two chosen by the parties, the arbitrator(s) shall be selected from a panel of neutral arbitrators provided by the American Arbitration Association and shall be chosen by the striking method. The parties each shall bear all of their own costs of arbitration; however, the fees of the arbitrators shall be divided equally between the parties. The arbitrators shall have no authority to amend or modify the terms of this Agreement or any of the other Operative Documents. Each party further agrees that, unless such a limitation is prohibited by applicable law, the other party shall not be liable for punitive or exemplary damages and the arbitrators shall have no authority to award the same. The award or decision by a majority of the arbitrators shall be final and binding on the parties and may be enforced by judgment or order of any court located in the Province of British Columbia or the State of Florida (an "Arbitration Jurisdiction Court") or by any other court having jurisdiction over the parties. The parties consent to the exercise of personal jurisdiction over them by any Arbitration Jurisdiction Court and to the propriety of venue of any Arbitration Jurisdiction Court for the purpose of carrying out this provision; and they waive any objections that they would otherwise have to the same. No arbitration under this Agreement shall include, by consolidation, joinder or in any other manner, any Person other than the parties hereto or thereto and any Person in privity with or claiming through, in the right of or on behalf of such a party, unless both of the parties consent in writing. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration hereunder, except to the extent such issue may have been determined in another proceeding between the parties or between either of the parties and any person in privity with or claiming through, in the right of or on behalf of the other party.

           8.03.     Provisional Remedies.  Each party shall have the right to seek from an appropriate court provisional remedies including, but not limited to, temporary restraining orders or preliminary injunctions before, during or after arbitration. Neither party need await the outcome of the arbitration before seeking provisional remedies. Seeking any such remedies shall not be deemed to be a waiver of either party's right to compel arbitration. Any such action shall be brought by the party in any Arbitration Jurisdiction Court. The parties consent to the exercise of personal jurisdiction over them by courts located there and to the propriety of venue in such courts for the purpose of carrying out this provision; they waive any objections that they would otherwise have to the same; and they waive the right to have any such action decided by a jury.

ARTICLE IX
TERM AND TERMINATION

           9.01.     Term.  This Agreement shall take effect on the date hereof and shall remain in effect until all of the obligations of Teltronics hereunder have been satisfied, unless sooner terminated pursuant to Section 9.02 hereof.

           9.02.     Termination.  This Agreement and the transactions contemplated hereby may be terminated as follows:

             (a)     By the mutual written consent of the parties; and

             (b)     By either Teltronics or Tri-Link, if Tri-Link with respect to Teltronics, or if Teltronics with respect to Tri-Link, shall have failed to perform any of its obligations hereunder.

          9.03.      Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.02, this Agreement shall become void and have no effect, except that the provisions of Articles VI, VII, VIII and X and any other provision necessary to give effect to such surviving provisions, shall survive any such termination.

ARTICLE X MISCELLANEOUS

          10.01.      Amendments and Waivers.  Except as otherwise expressly provided herein, this Agreement shall not be amended or modified in any manner except by an instrument in writing signed by all of the parties hereto. The waiver by a party of any condition, or any breach of this Agreement by any other party, shall not be effective unless in a writing signed by the waiving party, and no such waiver shall operate or be construed as the waiver of any conditions other than those expressly identified in the written waiver or of the same or another breach on a subsequent occasion.

          10.02.      Nonassignability.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other; provided, however, that such consent shall not be required for the assignment by either party of its rights and privileges hereunder to an Affiliate of that party (it being understood that no such assignment shall relieve the assigning party of its duties or obligations hereunder).

          10.03.      No Third Party Beneficiaries.  This Agreement is not for the benefit of any Person other than the parties and their Affiliates, and no Person other than Teltronics and Tri-Link and their respective Affiliates shall have any rights against the parties hereunder.

          10.04.      Rules of Construction.  The headings in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persona may require. No provision of this Agreement shall be construed against any parties hereto by reason of the extent to which such parties or its counsel participated in the drafting hereof.

          10.05.      Choice of Law.  This Agreement is made and entered into under the laws of Province of British Columbia (without giving effect to the principles of conflicts of laws thereof), which law shall govern the validity, enforceability and interpretation hereof and the performance by parties hereto of their respective duties and obligations hereunder.

          10.06.      Severability of Provisions.  If any provision of this Agreement shall be contrary to the internal laws of the Province of British Columbia or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Agreement

          10.07.      Counterparts; Delivery.  This Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. The parties acknowledge that delivery of executed counterparts of this Agreement may be effected by a facsimile transmission or other comparable means, with an original document to be delivered promptly thereafter via overnight courier.

          10.08.      Entire Agreement.  This Agreement (including any schedules, exhibits or other attachments hereto), taken together with the other Operative Documents, constitute the entire agreement among the parties. This Agreement and the other Operative Documents supersede all prior and contemporaneous agreements, statements, understandings, and representations of the parties, including, without limitation, the e-mail of Sam Ifergan on August 1, 2002. There are no representations, warranties, agreements, arrangements, or understandings, oral or written between the parties relating to the subject matter of this Agreement which are not fully expressed herein. The parties agree that the traditional formulation of the parole evidence rule (whereby extrinsic evidence may not be used to vary or contradict the unambiguous terms of a document that represents a final and complete expression of the parties' agreement) shall govern in any action or proceeding that may arise in connection with this Agreement.

          10.09.      Last Day for Performance Other Than a Business Day.  In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day immediately following the otherwise last day for such performance or such exercise.

           10.10.     Notices.  All notices, requests, consents, or other communications required or permitted to be given under this Agreement shall be in writing, may be delivered in person, by overnight air courier, or by certified or registered mail (return receipt requested with all fees prepaid), and shall be deemed to have been duly given and to have become effective upon the date actually delivered to the parties or their assignees at the following addresses:

If to Tri-Link:	Tri-Link Technologies Inc. #301 - 8988 Fraserton Court Burnaby, British Columbia, Canada V5J 5H8 Attention: Sam Ifergan

If to Teltronics:	Teltronics, Inc. 2150 Whitfield Industrial Way Sarasota, Florida 34243-0446 Attention: Ewen Cameron, President and CEO

The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this section.

          10.11.      Waiver of Jury Trial.  The parties hereto hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by any party hereto against another party hereto on any matter whatsoever relating to, resulting from, arising out of, or in any way connected with this Agreement, or any amendment or breach hereof, including, without limitation, any claim or injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.

          10.12.      Expenses.  Except as otherwise specifically provided in this Agreement, each party shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and applicable fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

          10.13.      Further Assurances.  The parties hereto from time to time after execution of this Agreement, without further consideration, shall execute and deliver, as appropriate, such documents and take such actions as may be reasonably necessary or proper to carry out and consummate the transactions contemplated by this Agreement.

          10.14.      Force Majeure.  Neither party shall be liable for defaults or delays due to acts of God or the public enemy, acts or demands of government or any government agency, strikes, fires, flood, accident, or other unforeseeable causes beyond its control (other than general economic conditions) and not due to its fault or negligence. Any party desiring to excuse its default or delay for any such reason shall notify the other party of the cause of such default or delay within five (5) days after the beginning thereof.

          10.15.      Brokers and Finders.  Each of the parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except for the Financial Advisory Agreement between Tri-Link and Hargan-Global Ventures Inc. dated November 13, 2001 (for which Teltronics has no obligations or liability whatsoever). In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any party, such party agrees to indemnify and hold each other party harmless of and from any liability in respect of such claim.

          10.16.      Relationship of Parties.  Nothing contained in this Agreement shall be construed as constituting a partnership or agency relationship between the parties hereto.

          IN WITNESS WHEREOF, the undersigned parties hereby execute this Agreement as of the date first above written.

"Teltronics" Teltronics, Inc.
By:	/s/ Ewen R. Cameron Ewen Cameron President and CEO
"Tri-Link" Tri-Link Technologies Inc.
By:	/s/ Sam Ifergan Sam Ifergan President

EXHIBIT A

DEFINITIONS

When used in this Agreement or in any of the other Operative Documents, the following terms shall have the meaning here ascribed to them:

"Affiliate" means: (1) any other person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person; (2) any officer, director, partner, employer, or director or indirect beneficial owner of any 10% or greater equity or voting interest of such person; or (3) any other person for which a person described in clause (2) acts in any such capacity.

"Business Day" means any day other than a day which is a Saturday, a Sunday or a statutory holiday in either British Columbia or Florida.

"Canadian GAAP" means generally accepted accounting principals, as used in Canada.

"Closing" means the completion of the purchase and sale contemplated by this Agreement, to take place at the offices of Foley & Lardner, Suite 2700, 100 North Tampa Street, Tampa, Florida, at the Closing Time.

"Closing Time" means 10:00 a.m. Eastern Time on the earlier of May 1, 2003 or the fifth Business Day following the earliest day on which Tri-Link and Teltronics have agreed in writing that the Developed Vortex Technology fully meets the specifications set forth on Exhibit C attached hereto.

"Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any person pursuant to any contract, Law, Order, or permit.

"Conversion Price" has the meaning specified in Section 4.05.

"Conversion Provisions" has the meaning specified in Section 4.05.

"Developed Vortex Technical Information" means the Vortex Technical Information as constituted at the Closing Time.

"Developed Vortex Technology" means the Vortex Technology as constituted on the earlier of April 30, 2003 or the date on which Tri-Link and Teltronics agree in writing that the Vortex Technology fully meets the specifications set forth on Exhibit C attached hereto, and shall include the MIKET License as amended pursuant to Section 3.03 of the Agreement and the Operating System License and the names "Vortex" and "Vortex SE" and any and all Tri-Link Trademarks held at the Closing Time and any and all other Rights which Tri-Link may hold therein and/or thereto at the Closing Time.

"Escrowholder" means Foley & Lardner.

"Existing Vortex Hardware" means the proprietary telephony equipment which constitutes the Vortex Hardware at the time of execution of this Agreement, one of two identical embodiments of which, marked "Vortex Hardware @ October 31, 2002", has been delivered by Tri-Link to Teltronics at the time of execution of this Agreement and the other of which has been retained by Tri-Link.

"Existing Vortex Software" means those proprietary computer programs which constitute the Vortex Software at the time of execution of this Agreement, the Source Code for which is contained on each of the two identical CD-ROM's marked "Vortex SE Software @ October 31, 2002", one of which has been delivered by Tri-Link to Teltronics at the time of execution of this Agreement and the other of which has been retained by Tri-Link.

"Existing Vortex Technology" means the Vortex Technology as constituted at the time of execution of this Agreement, and includes, without limitation, the Existing Vortex Software and the Vortex Documentation and the Vortex Technical Information pertaining thereto and to the Existing Vortex Hardware.

"Information" has the meaning specified in Section 7.01(a).

"Initial Tri-Link Certificate" has the meaning specified in Section 5.02(a).

"Intellectual Property" means all intellectual and industrial property and all rights thereto throughout the world of every nature, whether registered or unregistered, including, without limitation, copyrights, patents, patent rights, industrial designs, trade marks, and all applications and registrations for any of the foregoing and all continuations, divisions, reissues, extensions and renewals thereof, all trade names, service marks, Internet domain names and websites, and other trade rights, all license agreements, marketing rights, moral rights, trade secrets, know-how, formulae, processes, technology, inventions, engineering and other proprietary processes, source code, object code, computer programs and other computer software, in whatever media, and data, databases, specifications, prototypes, designs, records, drawings, and calculations, licenses, sub-licenses, computer rights, and all other intellectual or industrial property and all rights thereto throughout the world and all other proprietary rights or interests, together with all antecedent derivative works;

"Intellectual Property Rights" in and to the Vortex Software, the Vortex Hardware, the Vortex Documentation and the Vortex Technical Information, as constituted at any particular time, means such Rights as are then required to develop, make, use, sell, lease, rent or license and/or offer for sale, lease, rent or license and/or have developed, made, sold, leased, rented or sublicensed and/or offered for sale, lease, rental or sublicense all or any portions of that Vortex Software, that Vortex Hardware and that Vortex Documentation and any Vortex Derivative Works, and which arise under or by virtue of: (a) the Vortex Technical Information, (b) the Vortex Copyrights; and/or (c) the Vortex Trademarks;

"Law" means any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

"Material Adverse Effect" means an event, change or occurrence which, individually or together with any other substantially contemporaneous event, change or occurrence, would, in the opinion of a reasonable person knowledgeable in such matters, impair to an unreasonable degree the financial position, business or results of operations of such entity or the ability of such entity to perform its obligations under any Operative Document or to consummate the transactions contemplated by any Operative Document.

"MIKET License" has the meaning specified in Section 1.06 but as amended pursuant to Section 3.03.

"Object Code" means a form of software code resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

"Operative Documents" means this Agreement, the Teltronics Note, the Joint Escrow Instructions and the Teltronics Security Agreement.

"Operating System" has the meaning specified in Section 1.06.

"Operating System License" has the meaning specified in Section 1.06.

"Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

"Person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government body, and any other form of entity or organization.

"Purchase Price" has the meaning specified in Section 4.02.

"Purchased Assets" means the Existing Vortex Technology, the Developed Vortex Technology and the Vortex Technology Assets.

"Regulatory Authority" shall mean all United States federal and state and Canadian federal and provincial regulatory agencies having jurisdiction over Tri-Link and/or Teltronics.

"Rights" means any and all legally enforceable proprietary, possessory, use and ownership rights, titles and interests (whether beneficial or legal) of all kinds whatsoever, howsoever and wheresoever arising, and whether partial or whole in nature.

"Royalty Commitment" has the meaning specified in Section 4.06.

"Source Code" means a presentation or representation of a computer program, regardless of the form in which it is stored, from which it is possible to discern the logic, algorithms, internal structure, operating features and any other design characteristics of such computer program.

"Teltronics Financial Statements" has the meaning specified in Section 2.04.

"Teltronics Note" has the meaning specified in Section 4.02.

"Teltronics Security Agreement" has the meaning specified in Section 4.03.

"Tri-Link Financial Statements" has the meaning specified in Section 1.07.

"Upgrades" means, in respect of software and related documentation: (a) updates, comprising new revisions of the software and related documentation, including corrections and modifications, and (b) upgrades, comprising new releases of the software and related documentation, including improvements and enhancements.

"U.S. GAAP" means generally accepted accounting principals, as used in the United States.

"Vortex Copyrights" means any and all copyrights, copyright registrations and applications for registration, in and to and/or with respect to the Vortex Software, the Vortex Documentation and any Vortex Derivative Works.

"Vortex Documentation" means, at any particular time, the user manuals, handbooks, user guides and other written or electronic material relating to the Vortex Hardware and/or the Vortex Software, as then constitute, whether in written form or electronic form (and, if in electronic form, both the Source Code and all Object Code therefor).

"Vortex Derivative Works" means all repairs, corrections, modifications, revisions, additions, expansions, abridgements, condensations, improvements, enhancements, translations and/or adaptations (whether complete or incomplete) of, to, in, based upon or that find support in, the Vortex Software, the Vortex Documentation and/or the Vortex Technical Information, as the case may be, the making or preparation of which, if effected without the authorization of the owner of the copyright therein, would constitute copyright infringement.

"Vortex Hardware" means, at any particular time, the telephony equipment that, in conjunction with the Vortex Software, as then constituted, enables the implementation of telephony over a standard Ethernet local area network, generally in the manner contemplated by the Existing Vortex Technology, and which has resulted from further development of the Existing Vortex Hardware.

"Vortex Software" means, at any particular time, the Source Code and all Object Code for those proprietary computer programs that, in conjunction with the Vortex Hardware, as then constituted, enable the implementation of telephony over a standard Ethernet local area network, and which have resulted from further development of the Existing Vortex Software.

"Vortex Technical Information" means, at any particular time, all information, data, formulae, know-how, trade secrets, unpatented inventions or improvements, manufacturing information, technical reports, specifications, quality control documentation, product design histories drawings and the like which are employed to develop, make, use, sell, lease, rent or license and/or offer for sale, lease, rent or license, import and/or export and/or have developed, made, sold, leased, rented or sublicensed and/or offered for sale, lease, rental or sublicense, imported and/or exported all or any portions of the Vortex Software, the Vortex Hardware, the Vortex Documentation and any Vortex Derivative Works, whether protectable or not as trade secrets or otherwise, including, without limitation, copies of any standard operating procedures, development and/or manufacturing protocols, development and/or manufacturing records and research notebooks.

"Vortex Technology" means, at any particular time, the Vortex Software, the Vortex Documentation and the Vortex Technical Information, each as constituted at that time, and all Intellectual Property Rights therein and thereto and in and to the Vortex Hardware, as then constituted.

"Vortex Technology Assets" means all those tangible and intangible assets associated with the Existing Vortex Technology and the Developed Vortex Technology set forth on Exhibit D attached hereto.

"Vortex Trademarks" means any and all trademark registrations and trademark applications, complete or incomplete, for the marks "Vortex" and "Vortex SE" held from time to time in any jurisdiction, worldwide.